                                                                Exhibit 99.1

                Allegiant Completes Acquisition of Southside

ST. LOUIS--(BUSINESS WIRE)--Sept. 28, 2001--Allegiant Bancorp, Inc. (Nasdaq:ALLE) ("Allegiant") announced today it has completed the previously
        ----
announced acquisition of Southside Bancshares Corp. (Nasdaq:SBCO)
("Southside"). Allegiant and Southside signed a definitive merger agreement on April 30, 2001.

Allegiant and Southside both are headquartered in St. Louis, Missouri. Allegiant now has 39 banking offices in the St. Louis, Missouri Metropolitan area making Allegiant the largest bank that exclusively serves the St. Louis market. Allegiant reported total assets of $1.2 billion at June 30, 2001 representing a 40% increase from the year earlier date. Southside reported assets of $778 million at June 30, 2001. Allegiant now has consolidated total assets of $2.0 billion, $1.3 billion in loans, $1.5 billion in deposits, and total equity and reserves in excess of $200 million.

Allegiant will exchange a combination of approximately 5.9 million shares of its common stock plus $59 million in cash for all of the outstanding common stock of Southside. Each share of Southside common stock will be converted into the right to receive either 1.39 shares of Allegiant stock, $14.00 in cash, or a combination of the two. Southside shareholders will receive a letter of transmittal within the next few days that will give them the opportunity to elect the form of consideration to be received. Their election will be subject to a reallocation so that one-half of the Southside common stock outstanding is converted into cash and the remainder is converted into Allegiant common stock.

To facilitate the merger, Allegiant recently completed a $40 million public offering of Trust Preferred Securities. A newly created subsidiary, Allegiant Capital Trust II is the issuer of the securities. Legg Mason Wood Walker Incorporated, Dain Rauscher Wessels, and Howe Barnes Investments Inc. were underwriters for this transaction. The shares have a $25 par value, and pay dividends at an annual rate of 9%, or approximately $0.56 per share quarterly. Following the offering, the trust preferred securities have been approved for listing on Nasdaq under the symbol of "ALLEP". In 1999,
                                                    -----
Allegiant completed its first public offering of Trust Preferred Securities that are traded on the American Stock Exchange under the symbol "ACT.Pr".

"Allegiant is proud to be the largest bank exclusively serving St. Louis.
The combination of Allegiant and Southside will allow us to better compete against the large out-of-state banks. The pledge of Allegiant continues to be to provide quality personal service and as an independent, community bank our employees make the difference each day. Southside has served St. Louis for more than 100 years and its employees have the same commitment to helping their customers. We are extremely pleased that as a part of the Southside merger we have also acquired the Bank of Ste. Genevieve, State Bank of Jefferson County and The Bank of St. Charles County. These three banks will continue to operate independently and will continue to be leaders in the communities that they so proudly serve. With 39 St. Louis area full-service branches and 59 ATMs, we are able to provide our customers with convenient access to our banking services. These efforts have been rewarded as we achieved a 36% growth in our deposits over the past year. The combined company will be able to reach more customers and will more visible in the St. Louis community. On October 19, 2001 we will merge Southside National Bank into Allegiant Bank and convert Southside National Bank to Allegiant's computer system so that our customers will be able to transact business at our growing list of branches," noted Shaun Hayes, Allegiant's President and CEO.

Allegiant also announced in August 2001, that we signed an agreement with Guardian Savings Bank, headquartered in Houston, Texas, to purchase Guardians' five branch offices in St. Louis County, Missouri. We will acquire the branch facilities and assume approximately $101 million in related deposits. We expect to close this transaction before the end of 2001. The Guardian branch acquisition further demonstrates Allegiant's commitment to expand and improve our branch network in the St. Louis market.

Allegiant Bancorp, Inc. is the parent company of Allegiant Bank, Southside National Bank, Bank of Ste. Genevieve, State Bank of Jefferson County and The Bank of St. Charles County and is a prominent community banking institution in St. Louis, Missouri. Allegiant offers a full range of banking services, including mortgage banking,


                                   99.1-a
wealth management, brokerage services, insurance products, trust services and cash management products, in addition to traditional retail and commercial loan and deposit products.

A Registration Statement with respect to the trust preferred securities was filed with the Securities and Exchange Commission on June 8, 2001 and was declared effective September 25, 2001. Prospectuses may be obtained from Legg Mason Wood Walker Incorporated, 100 Light St., 31st Floor, Baltimore, Maryland 21202.

Certain statements in this report relating to present or future trends or factors affecting the banking industry, and specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT: Allegiant Bancorp Inc., St. Louis - President and CEO, Shaun R. Hayes, 314/216-7440 or Senior VP and CFO, Thomas A. Daiber, 314/216-7440



                                   99.1-b